Filed Pursuant to Rule 424(b)(3)
Registration No. 333-180179

Prospectus Supplement No. 1

(to Prospectus dated March 30, 2012)

7,420,000 SHARES

CURRENCYSHARES® JAPANESE YEN TRUST

This Prospectus Supplement No. 1 amends and supplements our prospectus dated March 30, 2012 (the “Prospectus”) and should be read in conjunction with, and must be delivered with, the Prospectus.

Under “The Offering – Interest on deposits” on page 3 of the Prospectus, the fifth, sixth and seventh sentences in the first paragraph are hereby deleted and replaced in their entirety with the following: “The Depository may change the rate at which interest accrues based upon changes in the Bank of Japan Overnight Call Rate, other market conditions or the Depository’s liquidity needs. The Bank of Japan Overnight Call Rate is an effective overnight reference rate for the Japanese Yen deposits and is the benchmark for the competitive interest rate to be paid to the Shareholders of the Trust. Although the Depository may consider the Bank of Japan Overnight Call rate in setting the interest rate, the rate paid to the Trust may be lower than the Bank of Japan Overnight Call rate.”

The third sentence under the Risk Factor beginning “The interest rate paid by the Depository, if any, may not be the best rate…” on page 9 of the Prospectus is hereby deleted and replaced in its entirety with the following: “The Depository may change the rate at which interest accrues, including reducing the interest rate to zero, based upon the Depository’s belief that the Bank of Japan Overnight Call Rate does not accurately reflect the market, other market conditions or the Depository’s liquidity needs.”

The definition of “BBA Rate” under Glossary of Terms” on page 12 of the Prospectus is hereby deleted.

The following is hereby inserted under “Glossary of Terms” on page 12 of the Prospectus immediately following the definition of “Authorized Participant”:

“Bank of Japan Overnight Call Rate” — A rate equal to the Bank of Japan average Overnight Call Rate. The Bank of Japan Overnight Call Rate is an effective overnight reference rate for the Japanese Yen deposits and is the benchmark for the competitive interest rate to be paid to the Shareholders of the Trust.

Under “Investment Attributes of the Trust – Interest on Deposited Japanese Yen” on page 17 of the Prospectus, the third and fourth sentences in the first paragraph are hereby deleted and replaced in their entirety with the following: “The Depository may change the rate at which interest accrues based upon the Depository’s belief that the Bank of Japan Overnight Call Rate does not accurately reflect the market, other market conditions or the Depository’s liquidity needs. Although the Depository may consider the Bank of Japan Overnight Call Rate in setting the interest rate, the rate paid to the Trust may be lower than the Bank of Japan Overnight Call Rate.”

Under “Creation and Redemption of Shares,” the third sentence in the first paragraph on page 27 of the Prospectus is hereby deleted and replaced in its entirety with the following: “As of July 17, 2012, Citadel Securities LLC, CitiGroup Global Markets, Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities, Inc., EWT LLC, Fortis Clearing Americas LLC, Goldman, Sachs & Co., Goldman Sachs Execution & Clearing, L.P., JPMorgan Securities, Inc., Knight Clearing Services, LLC, Merrill Lynch Professional Clearing Corp., Morgan Stanley & Co. Incorporated, Newedge USA, LLC, Nomura Securities International, Inc., RBC Capital Markets, LLC, Timber Hill LLC and Virtu Financial BD LLC have each signed a Participant Agreement with the Trustee and the Sponsor and may create and redeem Baskets.”

The Prospectus shall remain unchanged in all other respects. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Prospectus.

The date of this Prospectus Supplement is July 17, 2012